Exhibit 10.1

RELEASE OF INTEREST IN INTEREST RATE CAP

WHERAS, Wells Fargo Bank, National Association (the "Bank") previously entered into that certain rate cap agreement dated July 8, 2015, with ATAX TEBS III, LLC (the "Counterparty); (the "Cap"), with a reference number of 16900928; and

WHEREAS, the Cap was collaterally assigned to The Federal Home Loan Mortgage Corporation ("Secured Lender") in connection with a pool of multifamily bonds ("Bonds"); and

WHEREAS, the Counterparty's obligations under the Bonds have been discharged.

The Secured Lender hereby releases all right, title and interest (including any security interest) it has in the Cap as of August 19, 2019, and waives any right to approve a termination, modification or novation of the Cap on or after such date.

FEDERAL HOME LOAN

MORTGAGE CORPORATION

By:/s/ Thomas C. McDonald

Thomas C. McDonald

Director, Multifamily Asset Management